Exhibit 10.5
Executed Version

February 1, 2025

Mr. Andy Yoo
Exicure, Inc.
2430 N. Halsted St.
Chicago, IL 60614 USA

Dear Mr. Yoo:

This agreement summarizes the terms and conditions upon which Alta Companies Ltd. (“ALTA”) will provide Paul Kang as a Senior Advisor and assist Exicure, Inc. and affiliates (the “COMPANY”) with respect to corporate development, capital raising, and mergers/acquisitions (the “PROJECT”).

Compensation to ALTA w.r.t. the PROJECT (and in lieu of bonus and termination fees per PAUL KANG’s Exicure CEO employment agreement) shall be as follows:
•The COMPANY agrees to pay ALTA an initial fee of $99,000.
•The COMPANY shall pay ALTA $12,500 at the end of each month.
•Prior to closing any transactions involving such parties that were introduced by ALTA or Paul Kang to the COMPANY (or where ALTA or Paul Kang were involved in discussions), the COMPANY agrees to determine ALTA’s involvement on mutually agreeable terms prior to closing any such transaction.
Further, the Company and Paul Kang mutually release each other from any and all past liability and claims of any kind whatsoever, regardless of whether such claims are known at the time of the release.

ALTA/Paul Kang agrees to continue his responsibilities and duties that can make a significant impact on the COMPANY’s growth and strategy. This work includes assistance with potential mergers & acquisitions, capital raises, investor relations, and other consulting activities as deemed necessary by the COMPANY’s CEO, provided however, that such assistance is consistent with this letter agreement and applicable law.

The COMPANY will timely apprise ALTA of material matters relevant to the PROJECT. The COMPANY recognizes, agrees and confirms that ALTA and Paul Kang (i) will be using and relying upon information available from the COMPANY and generally recognized public sources (the “Information”), without having independently verified the same, and; (ii) does not assume responsibility for the accuracy or completeness of such Information nor of materials disseminated to third parties on the COMPANY’s behalf.

The COMPANY shall indemnify and hold harmless ALTA, its affiliates, and their personnel against any claims, liabilities, costs and expenses (including without limitation, attorneys’ fees and the time of ALTA personnel involved) brought against, paid or incurred by ALTA, its affiliates, and their personnel at any time and in anyway arising out of or relating to ALTA’s services under this letter agreement, except to the extent finally determined to have resulted from the gross negligence or willful misconduct of ALTA employees that were not known to the COMPANY prior to execution hereof.

Each of the parties to this agreement agrees to keep any information with respect to each other and this letter agreement confidential and not make use thereof except as may be required by applicable law or judicial process.

This agreement shall remain in effect for one year and shall renew each year unless cancelled in writing by either party with 30-days written notice. The provisions concerning confidentiality, indemnification, contribution and the COMPANY's obligation to pay fees and reimburse expenses contained herein shall survive any such termination.

If the company is dissatisfied with the work and performance, despite efforts to remedy the situation, it can terminate this agreement within the first year by giving a 30-day written notice.

The governing law and venue for this letter agreement shall be the State of New York, U.S.A. without reference to principles of conflicting law.

We look forward to working with you and your colleagues.

/s/ Paul Kang
Paul Kang
President

ACCEPTED and AGREED to for the COMPANY:

/s/ Andy Yoo
Andy Yoo
CEO